Exhibit 21

Hungarian Telephone and Cable Corp. Subsidiaries

Bulgarian Entity

PanTel Bulgaria EAD

Hungarian Entities

Invitel Távközlési Zrt.

Invitel Technocom Kft.

Invitel Telecom Kft.

The Netherlands Entities

HTCC Holdco I B.V.

HTCC Holdco II B.V.

Magyar Telecom B.V.

The Netherlands Antilles Entity

Matel Holdings N.V.

Romanian Entities

PanTel Romania SRL

Euroweb Romania

Serbian Entity

Preduzece Kommunikacije PanTel d.o.o. Beograd

Slovakian Entity

PanTel Slovakia s.r.o.

Slovenian Entity

PanTel Telekommunikacije in Kommunikacije d.o.o.